Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-___) of PS Business Parks, Inc. pertaining to the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedules of PS Business Parks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, PS Business Parks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PS Business Parks, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
November 4, 2005